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EXHIBIT 10.63                                   CONFIDENTIAL TREATMENT REQUESTED


                                March 17, 1999


Jill D. Smith
29 Lawrence Street
Boston, MA  02116

Dear Ms. Smith:

     Micron Electronics, Inc. ("Micron" or the "Company") is pleased to offer you a position as its Executive Vice President, Chief Operating Officer, on the terms and conditions set forth below, which terms and conditions are subject to and contingent upon final approval by Micron's Board of Directors.

     1. Arrangements have been made for you to join the Company on March 22, 1999. In addition to approval by the Board of Directors, this offer of employment is conditioned upon your successful completion of all applicant procedures, including, but not limited to the following: application materials, drug screen test, and all new hire Company forms, including, but not limited to, an Assignment of Inventions and Rights, a Confidential Information Agreement, and an Acknowledgment to abide by the Company's Employment Policy Manual. You will also have the opportunity to enter into an Employment, Severance and Noncompete Agreement with Micron in the form of the document enclosed with this offer letter. Your Employment, Severance and Noncompete Agreement and appointment as an officer will be subject to final approval by Micron's Board of Directors.

     2. Your responsibility at Micron will be as an Executive Vice President, Chief Operating Officer in the Executive Department reporting to Joel J. Kocher, or his successor. Micron is involved in a fast-paced high technology industry.

     3. Your compensation package will be as follows: your initial annual base salary will be $400,000.00, and will be paid on a bi-weekly basis in accordance with Micron's regular payroll schedule and practices. Your compensation will be reviewed no less frequently than annually, which review will also include consideration of additional option (or other equity program) grants, although there is no guarantee of compensation increases or additional option (or other equity program) grants. In addition, you will be eligible to participate in the Company's Management and Executive Incentive Plan ("MEIP"), subject to approval of the Compensation Committee of the Board of Directors.

     4. Your initial participation in MEIP will be for the second half of fiscal year 1999 (the "Performance Period"). Your target incentive for this Performance Period is forty-five percent (45%) of the base salary actually paid to you during this Performance Period. Because you will become an Executive under the MEIP mid-way through the Performance Period, your participation in MEIP during this Performance Period will be on a pro-rated basis in accordance
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Jill D. Smith
March 17, 1999
Page 2

with the terms of the MEIP plan document. Your participation in MEIP will clearly delineate the Company's and your critical goals and objectives for this Performance Period. Your participation in MEIP also provides an incentive for you to meet and exceed performance goals, and will tie a significant portion of your total direct compensation to your achievement of the goals. The Compensation Committee of the Board of Directors must approve all participants in MEIP, the goals, target incentive bonuses and the amounts awarded. Your participation in MEIP will be governed by the terms of the MEIP plan document (copy enclosed). As a participant in MEIP, you will not be eligible to participate in the Company's separate Pay for Performance program during any Performance Period in which you participate in MEIP.

     5. Upon commencement of employment, you will be granted options to purchase 400,000 shares of the Company's common stock under the Micron Electronics, Inc. 1995 Stock Option Plan (the "Option Plan"). The options will be granted at Fair Market Value, and will be subject to the terms and conditions of the Company's standard notice of grant and the Option Plan. The options will vest as follows:

          a. 100,000 shares will vest at a rate of twenty percent (20%) per year over five (5) years.

          b. 100,000 shares will vest only after completion of seven (7) years of employment with the Company, but vesting will be accelerated in full prior to such seven (7) year period if, for a combined two fiscal quarter period, the Company attains the following from its core PC business: (a) (XX%) year-over-year net revenue growth when compared to the same combined two fiscal quarter period in the prior fiscal year, and (b) net income in the combined two fiscal quarter period of (XX%) of net revenue.

          c. 125,000 shares will vest only after completion of seven (7) years of employment with the Company, but vesting will be accelerated in full prior to such seven year period if, over four consecutive fiscal quarters, the Company attains the following from its core PC business: (a) $XX million in net revenue, and (b) $XX million in net income.

          d. 75,000 shares will vest only after completion of seven (7) years of employment with the Company, but vesting will be accelerated in full prior to such seven year period if, over four consecutive fiscal quarters, the Company attains the following from its core PC business: (a) $XX billion in net revenue, and (b) $XX million in net income.

          e. Notwithstanding the foregoing, if your employment is terminated by the Company other than for "Cause" (as defined in your Employment, Severance, and Noncompete Agreement): (1) under


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Jill D. Smith
March 17, 1999
Page 3

               subparagraph 5(a), above, a proportionate share of the options will vest in the year of termination equal to the number of options that would vest for the entire year multiplied by the number of months worked divided by twelve (example: if termination occurs in July for an applicable year, then 20% or 20,000 shares x 7/12 of a year will vest, meaning that you would vest in 11,667 shares for that year); and (2) under subparagraphs 5(b), 5(c), and 5(d), if the financial conditions established thereunder are met as of the 60/th/ day following the "Termination Date" (as defined in your Employment, Severance, and Noncompete Agreement), then vesting shall be accelerated as established in each of the applicable subparagraphs.

[xx] Confidential treatment has been requested for certain portions of this document. Such omitted portions have been filed separately with the Securities and Exchange Commission.

The term "core PC business" as used above includes the Company's personal computer, server, and related peripheral equipment business, together with any affiliated businesses, but expressly excludes the SpecTek division. The attainment of the financial conditions for accelerated vesting of the shares as set forth in paragraphs 5(b) through 5(d), above, will be determined by the Board of Directors with reference to the financial statements of the Company as filed with the Securities and Exchange Commission ("SEC") on a quarterly or annual basis as the case may be, and such other documentation as the Company may prepare. In determining the attainment of the financial conditions, the Company will exclude any extraordinary gains or extraordinary losses as determined in accordance with generally accepted accounting principles. The Board of Directors may at any time and in its discretion lower the financial conditions for accelerated vesting of the shares as set forth in paragraphs 5(b) through 5(d), above.

     6. Micron will pay for the following expenses, including any associated Federal, State and FICA taxes:

          a. Micron will pay up to six (6) months for temporary housing at its expense (accommodations and automobile rental only). The location of the temporary housing may vary due to availability. You will be required to call Micron Technology, Inc.'s relocation office to make your reservation. If you do not use Micron's temporary housing, Micron will pay up to $900.00 per month toward the expense of any alternative housing.

          b. Micron will pay commuting expenses (consisting primarily of round-trip airline tickets) for you or your spouse to travel between Boston, Massachusetts and Boise, Idaho on at least a weekly basis for an indefinite period of time. All airline tickets must be purchased in advance through Micron's travel office in accordance with the Company's policies and practices for travel. We acknowledge that, from time to time, this travel will occur during a portion of the workweek (Monday/Friday).

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Jill D. Smith
March 17, 1999
Page 4


          c. We acknowledge that on occasion you may be working from your home in Boston, Massachusetts, from time to time. To facilitate your efforts Micron will provide at its expense appropriate telecommunications and computing equipment.

Please note that the expenses paid by Micron will be considered as compensation on your W-2 at the end of the year. We suggest you consult your tax advisor for further details.

     7. Your election of any medical, dental, and vision insurance coverage will become effective after completion of the month of hire plus an additional calendar month of employment. Benefit plans are subject to change or amendment by Micron. Please note that Micron's medical plans do not cover pre-existing conditions under certain circumstances. Please refer to the medical plan information provided to you for more information on how this may affect you and/or your dependents. If you have further questions about pre-existing conditions, please call the Insurance and Benefits Department at (208) 368-4110 or 1-800-336-8918.

     If you have any questions or desire further clarification of this offer of employment, please contact Sid Ferrales at (208) 898-1741 or Chris Gebhardt at
(208) 898-1308. If you are in agreement with the terms and conditions of this offer, please sign where indicated and return this letter to our Human Resource Department. Upon receipt of this signed letter, Micron will send you an original of the Employment, Severance and Noncompete Agreement in the form enclosed, which agreement you will be asked to execute prior to commencing your employment with Micron.

     We hope this new relationship will be productive for you and Micron. Everyone is looking forward to your contribution to the success of the company.


                                 Very truly yours,

                                 /s/ Sid Ferrales
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                                 Sid Ferrales
                                 Senior Vice President, Human Resources


             Approved and accepted this 17th day of March, 1999.


                                 By: /s/ Jill D. Smith
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                                     Jill D. Smith